EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF $1.05 PER SHARE,

DECLARES SPECIAL DIVIDEND OF $5.00 PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 42¢ PER SHARE

SOUTHPORT, CONNECTICUT, July 29, 2020--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2020 the Company reported net sales of $130.3 million and diluted earnings of $1.05 per share, compared with net sales of $96.3 million and diluted earnings of 35¢ per share in the second quarter of 2019.

For the six months ended June 27, 2020, net sales were $253.9 million and diluted earnings were $1.91 per share. For the corresponding period in 2019, net sales were $210.4 million and diluted earnings were $1.09 per share.

The Company also announced today that its Board of Directors declared two dividends:

•	a quarterly dividend of 42¢ per share based on the results of the second quarter, and
•	a special dividend of $5.00 per share.

Both dividends are for shareholders of record as of August 14, 2020, and are payable on August 28, 2020.

Chief Executive Officer Christopher J. Killoy commented on the $5.00 per share special dividend, “Given our strong operational and financial performance, including our consistently positive cashflow, and our current cash balance of $227 million, we are returning some of our cash to shareholders. Our remaining cash holdings will allow us to continue to invest in capital expenditures in support of our commitment to new product development and innovation, maintain our quarterly dividend, and pursue opportunities that would further generate shareholder value.”

Mr. Killoy commented on the financial results for the second quarter of 2020, “Consumer demand, which began to surge in the latter stages on the first quarter, continued to intensify in the second quarter. This increased demand appears to be driven, in part, by concerns about personal protection and home defense stemming from the continuing COVID-19 pandemic; protests, demonstrations, and civil unrest in many cities throughout the United States; and the call, by some, for the reduction in funding and authority of various law enforcement organizations. As a result of this oversized demand, inventories were significantly reduced at all levels in the channel during the second quarter.”

Mr. Killoy commented on the COVID-19 pandemic and its impact on the Company, “The COVID-19 pandemic continues to cast uncertainty throughout the global economy. Nevertheless, any adverse financial impact on our business resulting from COVID-19 was negligible in the second quarter of 2020. Since its onset in March, we have remained proactive in maintaining the health and safety of our employees during this pandemic and mitigating its impact on our business. For example, we suspended hiring from March until June, when we were confident that we could resume onboarding in a safe and responsible manner for all involved. The future impact of COVID-19 remains unknown. We have been fortunate to have only limited restrictions on our operations thus far. Our financial strength, evidenced by our debt-free balance sheet, provides financial security and flexibility as we continue to manage through this crisis.”

Mr. Killoy made the following observations related to the Company’s second quarter 2020 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 47% in the first half of 2020 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 65%. These substantial increases are attributable to increased consumer demand for firearms in the first half of 2020.

•	Sales of new products, including the Wrangler, the Ruger-57, the LCP II in .22 LR, the PC Charger, and the AR-556 pistol, represented $48 million or 21% of firearm sales in the first half of 2020. New product sales include only major new products that were introduced in the past two years.

•	During the second quarter of 2020, the Company’s finished goods inventory decreased 20,800 units and distributor inventories of the Company’s products decreased 106,500 units. In the aggregate, total Company and distributor inventories decreased by 57% during the quarter.

•	Cash provided by operations during the first half of 2020 was $78.1 million. At June 27, 2020, our cash and short-term investments totaled $226.6 million. Our current ratio is 3.9 to 1 and we have no debt.

•	In the first half of 2020, capital expenditures totaled $5.9 million. We expect our 2020 capital expenditures to total approximately $20 million, most of which relate to new product introductions.

•	In the first half of 2020, the Company returned $9.3 million to its shareholders through the payment of dividends.

•	At June 27, 2020, stockholders’ equity was $311.5 million, which equates to a book value of $17.80 per share, of which $12.95 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the second quarter of 2020. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, July 30, 2020, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 3253225.

The Quarterly Report on Form 10-Q for the second quarter of 2020 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q for the second quarter of 2020 to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 700 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 27, 2020	December 31, 2019

Assets

Current Assets
Cash	$17,701	$35,420
Short-term investments	208,882	129,488
Trade receivables, net	53,653	52,640

Gross inventories	62,580	79,011
Less LIFO reserve	(47,489)	(47,137)
Less excess and obsolescence reserve	(3,025)	(3,573)
Net inventories	12,066	28,301

Prepaid expenses and other current assets	2,637	3,467
Total Current Assets	294,939	249,316

Property, plant and equipment	376,648	372,482
Less allowances for depreciation	(311,103)	(298,568)
Net property, plant and equipment	65,545	73,914

Deferred income taxes	2,260	5,393
Other assets	27,112	20,338
Total Assets	$389,856	$348,961

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	June 27, 2020	December 31, 2019

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$40,110	$29,771
Contract liabilities with customers	3,646	9,623
Product liability	733	735
Employee compensation and benefits	20,405	14,273
Workers’ compensation	5,730	5,619
Income taxes payable	5,689	1,223
Total Current Liabilities	76,313	61,244

Product liability accrual	43	83
Lease liability	1,953	2,176

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2020 – 24,205,749 issued, 17,495,851 outstanding 2019 – 24,160,424 issued, 17,450,526 outstanding	24,193	24,160
Additional paid-in capital	40,085	38,683
Retained earnings	392,859	368,205
Less: Treasury stock – at cost 2020 – 6,709,898 shares 2019 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	311,547	285,458
Total Liabilities and Stockholders’ Equity	$389,856	$348,961

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Net firearms sales	$129,413	$94,971	$252,178	$207,903
Net castings sales	851	1,358	1,725	2,464
Total net sales	130,264	96,329	253,903	210,367

Cost of products sold	90,179	74,027	177,809	155,467

Gross profit	40,085	22,302	76,094	54,900

Operating expenses:
Selling	7,286	7,265	14,923	15,396
General and administrative	8,773	7,572	16,982	15,586
Total operating expenses	16,059	14,837	31,905	30,982

Operating income	24,026	7,465	44,189	23,918

Other income:
Interest income	394	682	960	1,361
Interest expense	(27)	(25)	(52)	(51)
Other income, net	306	288	413	582
Total other income, net	673	945	1,321	1,892

Income before income taxes	24,699	8,410	45,510	25,810

Income taxes	6,105	2,177	11,578	6,544

Net income and comprehensive income	$18,594	$6,233	$33,932	$19,266

Basic earnings per share	$1.06	$0.36	$1.94	$1.10

Diluted earnings per share	$1.05	$0.35	$1.91	$1.09

Cash dividends per share	$0.35	$0.29	$0.53	$0.57

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	June 27, 2020	June 29, 2019

Operating Activities
Net income	$33,932	$19,266
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,429	14,972
Stock-based compensation	2,732	3,174
(Gain) loss on sale of assets	(48)	53
Deferred income taxes	3,133	1,125
Changes in operating assets and liabilities:
Trade receivables	(1,013)	3,537
Inventories	16,235	(10,047)
Trade accounts payable and accrued expenses	10,465	(10,804)
Contract liability to customers	(5,977)	(6,202)
Employee compensation and benefits	6,123	(8,119)
Product liability	(42)	117
Prepaid expenses, other assets and other liabilities	(6,327)	(10,157)
Income taxes payable	4,466	(3,340)
Cash provided by (used for) operating activities	78,108	(6,425)

Investing Activities
Property, plant and equipment additions	(5,921)	(3,890)
Proceeds from sale of assets	54	14
Purchases of short-term investments	(233,466)	(118,972)
Proceeds from maturities of short-term investments	154,072	133,736
Cash (used for) provided by investing activities	(85,261)	10,888

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(1,297)	(779)
Dividends paid	(9,269)	(9,956)
Cash used for financing activities	(10,566)	(10,735)

Decrease in cash and cash equivalents	(17,719)	(6,272)

Cash and cash equivalents at beginning of period	35,420	38,492

Cash and cash equivalents at end of period	$17,701	$32,220

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2019	June 29, 2019

Net income	$18,594	$6,233	$33,932	$19,266

Income tax expense	6,105	2,177	11,578	6,544
Depreciation and amortization expense	7,215	7,486	14,429	14,972
Interest income	(394)	(682)	(960)	(1,361)
Interest expense	27	25	52	51
EBITDA	$31,547	$15,239	$59,031	$39,472